Exhibit 10.1

SETTLEMENT AND PATENT LICENSE AGREEMENT

This SETTLEMENT AND PATENT LICENSE AGREEMENT (“Agreement”) is entered into as of the Effective Date (as that term is defined below) between GeoTag, Inc. (“Plaintiff”) and Local Corporation (“Defendant”). Plaintiff and Defendant are referred to in this Agreement collectively as the “Parties” and individually as a “Party.”

WHEREAS, Plaintiff filed an action against Defendant in the United States District Court for the Eastern District of Texas for infringement of one or more claims of the Patent-in-Suit in Civil Action No. 2:10-CV-00265 (collectively the “Litigation”);

WHEREAS, Defendant has denied liability in the Litigation, and recognizes that, if the Patent in Suit were found to be valid and infringed by Defendant, Defendant might be found liable for an amount substantially greater than the amount of compensation it has agreed to pay herein;

WHEREAS, Plaintiff recognizes that, if the Patent in Suit were found to be invalid and/or not infringed by Defendant, Plaintiff might be awarded nothing or an amount substantially less than the amount of compensation it has agreed to accept herein;

WHEREAS, the Parties desire to settle the Litigation without the expenditure of further time and expense pursuant to the terms and conditions of this Agreement; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following terms shall have the following meaning:

1.1 “Affiliate” means, with respect to a Party, any Person (including any individual, trust, corporation, partnership, joint venture, company, limited liability company, association, unincorporated organization or other collective organization or entity) that is directly or indirectly controlling, controlled by or is under the common control of such Party, whether through the ownership of securities, as a result of contract or otherwise. For purposes of this Agreement, “control” of a legal entity shall mean ownership, directly or indirectly, presently held or acquired in the future, of at least (a) fifty percent (50%) or more of the outstanding voting shares of such an entity, or (b) at least fifty percent (50%) or more of the total combined voting power entitled to elect or appoint directors or persons performing similar functions for such an entity, or, (c) in the case of a non-corporate entity, equivalent interests of such entity giving the power to direct or cause direction of the management and policies of such entity whether by ownership of voting securities, by contract, or otherwise. Currently, the Defendant’s Affiliates that Defendant is aware of are identified in Exhibit A. The failure to identify any Person in Exhibit A does not exclude such Person from being an “Affiliate” if such Person meets the definition of Affiliate. In the event that a Person is not an Affiliate of

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Defendant as of the Effective Date of this Agreement, but later becomes an Affiliate of Defendant through a transaction or series of related transactions (each, a “Joining Affiliate”), such Joining Affiliate shall be deemed to be an Affiliate of Defendant for the purposes of this Agreement upon completion of such transaction or transactions, but nothing herein shall limit or impair Plaintiff’s rights to prosecute or maintain any Claim against any Joining Affiliate with respect to activities, events or transactions occurring prior to the time when such Person became a Joining Affiliate. To the extent that one of Defendant or Defendant’s Affiliates form or reorganize organizations in the future that meet the control requirements herein, they shall be deemed Defendant’s Affiliates. Furthermore, in the event an Affiliate of Defendant covered by this Agreement ceases to be an Affiliate of Defendant (each, a “Departing Affiliate”), any rights under this Agreement shall continue to apply to such Departing Affiliate only with respect to any activity conducted by the Departing Affiliate during the period of time it was an Affiliate of Defendant that the Departing Affiliate continues to conduct subsequent thereto. In addition, the term “Affiliate” does not include any investment fund, hedge fund, venture capital firm or similar type of third party investor controlled by, under common control with, or that controls Defendant.

1.2 “Claim” means any claim, counterclaim, third-party claim, contribution claim, indemnity claim, demand, action, causes of action, and any other claim of any kind and nature in law or equity, whether arising under state, federal, international or other law, whether such claim is absolute or contingent, direct or indirect, known or unknown.

1.3 “Effective Date” means the latest date upon which all Parties have signed this Agreement or identical counterparts thereof.

1.4 “Exploit” means to, in whole or in part, directly or indirectly: own, make, have made, design, develop, author, write, generate source code for, use, sell, offer to sell, supply, purchase, license, lease, import, operate, distribute, perform, provide, display, transmit, export, or otherwise practice, or dispose of, and the exercise of all other activities that may give rise to any cause of action, liability, or damage, including under Title 35 or 17 of the United States Code and foreign counterparts thereto (as the foregoing may be amended or superseded from time to time).

1.5 “Infringement” includes direct and indirect infringement (including inducement or contributory infringement) of any intellectual property right and infringement under the doctrine of equivalents in any jurisdiction worldwide.

1.6 “Item” means any product, service, or activity including any: apparatus, technology, website, invention, product, software, hardware, device, component, system, code, know-how, service, instruction, material, method, process, computer software product or service, further including any update, upgrade, change, enhancement, hot fix, service pack, supplement, amendment, new version, new release, modification to, or future version of such software product or service, or other instrumentality or activity of any kind or nature.

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1.7 “Licensed Patents” means (1) the Patent in Suit (United States Patent No. 5,930,474); (2) all patent applications (and patents resulting from such patent applications) that have the same or substantially the same specification as the Patent in Suit; and (3) any and all reissue patents, reexamination certificates, continuations, continuations-in-part, divisionals and/or foreign counterparts already in existence or that come into existence in the future claiming priority directly or indirectly, to the Patent in Suit. All patents and patent applications falling within this definition of “Licensed Patents” which Plaintiff is aware of are listed on Exhibit B. The failure to identify any patent or patent application in Exhibit B does not exclude such patent or patent application from the “Licensed Patents” if such patent or patent application meets any of the above definitions for “Licensed Patents.”

1.8 “Licensed Activities and Products” means all past, present or future systems, methods, processes, apparatuses, devices, products, software, or services or any component, portion, or combination of one or more of the foregoing ever Exploited by or on behalf of Defendant or Defendant’s Affiliates which fall within the scope of one or more claims of the Licensed Patents. “Licensed Activities and Products” shall not include any Third Party Item, except to the extent such Third Party Item is Exploited within or as any part or portion of a Licensed Activity or Product of Defendant or Defendant’s Affiliates.

1.9 “Patent in Suit” means U.S. Patent No. 5,930,474.

1.10 “Patent Aggregator” means a Third Party which derives 50% or more of its income or revenues from the sale or licensing of intellectual property, including patent rights, which the Person does not use in the operation of its business (including, by way of non-limiting example, RPX Corporation).

1.11 “Person” means any individual or firm, association, unincorporated organization, joint venture, trust, partnership, corporation, company, limited liability company, or other collective organization or entity.

1.12 “Related Parties” of a Party or an Affiliate of a Party means the representatives, agents, predecessors, successors, assigns, owners, shareholders, directors, members, officers, managers, employees, agents, experts, consultants, attorneys, insurers, heirs, estates, legal representatives and servants of such Party or Affiliate of such Party.

1.13 “Search Engine Company” means a Third Party which derives 10% or more of its income or revenues from providing one or more of the following activities: internet search, mobile search, software applications for internet commerce, software applications for mobile commerce, internet advertising and/or mobile advertising products or services (including, by way of non-limiting example, Microsoft Corp, Google, Inc. and Oracle Corp.). Notwithstanding the foregoing, the term “Search Engine Company” does not include Defendant or its Affiliates with respect to any Licensed Activities or Products.

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1.14 “Third-Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

2.	LICENSE AND COVENANTS

2.1 License. Subject to the payment by Defendant required by this Agreement, and except as expressly limited below, Plaintiff hereby grants Defendant and Defendant’s Affiliates a worldwide, royalty-free, non-exclusive (without the right to sublicense), non-transferable (except as provided herein), fully paid-up, perpetual, irrevocable license under the Licensed Patents to Exploit Licensed Activities and Products. The license granted pursuant to this Section 2.1 expressly excludes the following Persons and the activities, products and services of such Persons: (a) any Third Party with respect to any Third Party Item, provided, however, to the extent that such Third Party Item (including, without limitation, Items Exploited by Third Parties to whom Defendant provides advertising or media content or services) is or was Exploited within or as any part or portion of a Licensed Activity or Product of the Defendant and/or any of Defendant’s Affiliates, such license grant includes such Third Party solely with respect to such Third Party Item and solely to such extent; (b) any Person other than Defendant or Defendant’s Affiliates as of the Effective Date of this Agreement against whom Plaintiff has previously asserted a claim of infringement of the Patent in Suit, except and to the extent such Person is otherwise described in the proviso of the immediately preceding clause (a); (c) any Search Engine Company except and to the extent such Search Engine Company is otherwise described in the proviso of the immediately preceding clause (a); or (d) any Patent Aggregator except and to the extent such Patent Aggregator is otherwise described in the proviso of the immediately preceding clause (a).

2.2 Validity. Defendant, on behalf of itself and each Affiliate of Defendant, covenants, represents and warrants that they shall not contest or assist in the contest of the validity or enforceability of the Licensed Patents in any forum, including Federal Courts, whether under 28 U.S.C. §§ 2201-2202 or not, United States Patent and Trademark Office, and/or the International Trade Commission; provided, however, that Defendant and each Affiliate of Defendant shall have the right, in addition to their rights under this Agreement and applicable law, to challenge, or assist their affiliates in challenging, the validity and enforceability of the Licensed Patents in defense to a suit or assertion of a Claim relating to the Licensed Patents with respect to the Licensed Activities and Products asserted against Defendant or its Affiliates, if such Claim is not dismissed or withdrawn within thirty (30) days of Defendant or its Affiliates providing Plaintiff or its successor with notice of such violation. Nothing in this Agreement shall be construed to prohibit Defendant or any Affiliate of Defendant from complying with any lawful subpoena, order or other law or regulation.

2.3 Plaintiff’s and Plaintiff’s Affiliates’ Covenant Not to Sue Defendant and Others. Plaintiff, on behalf of itself and its Affiliates, and its and their Related Parties, covenants not to sue Defendant and Defendant’s Affiliates and their Related Parties for infringement of any of the Licensed Patents with respect to Licensed Activities and Products of the Defendant and/or any of Defendant’s Affiliates. Plaintiff, on behalf of

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itself and its Affiliates, and its and their Related Parties, further covenants not to sue Defendant’s and Defendants’ Affiliates’ customers, distributors, manufacturers, subcontractors, resellers, franchisees, partners, channel partners, vendors, suppliers, software providers, and web content providers, and similarly-situated Third Parties acting with or on behalf of Defendant or any of Defendant’s Affiliates for infringement of the Licensed Patents solely with respect to Exploiting a Licensed Activity or Product of the Defendant and/or any of Defendant’s Affiliates. The covenant set forth in this Section 2.3: (i) applies only to the period of time after the Effective Date; and (ii) expressly excludes the following Persons and the activities, products and services of such Persons: (a) any Third Party with respect to any Third Party Item, provided, however, that such covenant applies to such Third Party to the extent such Third Party Item (including, without limitation, Items Exploited by Third Parties to whom Defendant provides advertising or media content or services) is or was Exploited within or as any part or portion of a Licensed Activity or Product of the Defendant and/or any of Defendant’s Affiliates, but solely with respect to such Third Party Item and solely to such extent; (b) any Person other than Defendant or Defendant’s Affiliates on the Effective Date of this Agreement against whom Plaintiff has previously asserted a Claim of infringement of the Patent in Suit, except and to the extent such Person is otherwise described in the proviso of the immediately preceding clause (a); (c) any Search Engine Company except and to the extent such Search Engine Company is otherwise described in the proviso of the immediately preceding clause (a); and (d) any Patent Aggregator except and to the extent such Patent Aggregator is otherwise described in the proviso of the immediately preceding clause (a). Plaintiff, on behalf of itself and its Affiliates, and its and their Related Parties, further covenants to expressly impose the obligations of this clause 2.3 on any purchaser, assignee or exclusive licensee of the Licensed Patents or part of thereof.

2.4 Defendant’s Covenant Not to Sue Plaintiff. Defendant covenants not to sue Plaintiff for any Claims related to the Litigation or the Licensed Patents (except for Claims based on or related to breach of representations or obligations expressly included in this Agreement or otherwise expressly provided for in this Agreement, including, by way of example, the rights to sue provided under the terms of Section 2.2).

2.5 No Other Rights/No Exhaustion. No rights or covenants are granted under any patents except as expressly provided herein, whether by implication, estoppel or otherwise. All rights to the Licensed Patents not expressly granted in this Agreement are reserved. There are no implied licenses granted to any Third Parties as a result of this Agreement. No right to grant covenants, rights, or sublicenses is granted under any of the rights set forth in this Agreement.

2.6 No Duty to Enforce Patent Rights. Plaintiff does not agree to and has not agreed to any obligation to institute any action or suit against any Third Party for infringement of the Licensed Patents or to defend any action brought by a Third Party that challenges or concerns the validity of any of the Licensed Patents.

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3.	RELEASES

3.1 Plaintiff and Plaintiff’s Affiliates Release of Defendant and Others. Plaintiff and Plaintiff’s Affiliates release Defendant and Defendant’s Affiliates, and its and their respective Related Parties, from any and all Claims, liabilities, damages, costs, losses, expenses, taxes, interest and penalties related to: (i) the conduct of the Litigation; (ii) the conduct of settlement negotiations (except for representations or obligations expressly included in this Agreement); and (iii) claims of patent infringement under the Licensed Patents. Plaintiff and Plaintiff’s Affiliates further release Defendant’s and Defendant’s Affiliates’ respective customers, distributors, manufacturers, subcontractors, resellers, franchisees, partners, channel partners, vendors, suppliers, software providers, and web content providers, and similarly-situated Third Parties acting with or on behalf of Defendant or any of Defendant’s Affiliates for infringement of the Licensed Patents solely with respect to Exploiting the Licensed Activities and Products of the Defendant and/or any of Defendant’s Affiliates. The release set forth in this Section 3.1 (i) only relates to the period of time prior to the Effective Date; and (ii) expressly excludes the following Persons and the activities, products and services of such Persons: (a) any Third Party with respect to any Third Party Item, provided, however, that such release includes any Third Party to the extent such Third Party Item (including, without limitation, Items Exploited by Third Parties to whom Defendant provides advertising or media content or services) is or was Exploited within or as any part or portion of a Licensed Activity or Product of the Defendant and/or any of Defendant’s Affiliates, but solely with respect to such Third Party Item and solely to such extent; (b) any Person other than Defendant or Defendant’s Affiliates on the Effective Date of this Agreement against whom Plaintiff has previously asserted a claim of infringement of the Patent in Suit, except and to the extent such Person is otherwise described in the proviso of the immediately preceding clause (a); (c) any Search Engine Company except and to the extent such Search Engine Company is otherwise described in the proviso of the immediately preceding clause (a); and (d) any Patent Aggregator except and to the extent such Patent Aggregator is otherwise described in the proviso of the immediately preceding clause (a).

3.2 Defendant’s Release of Plaintiff and Others. Defendant releases Plaintiff and its Affiliates, and its and their Related Parties, from liability related to (i) the Licensed Patents; (ii) the conduct of the Litigation; and (iii) the conduct of settlement negotiations (except for representations or obligations expressly included in this Agreement).

3.3 Unknown Claims. The releases in this Agreement include an express, informed, knowing and voluntary waiver and relinquishment to the fullest extent permitted by law. In this connection, the Parties acknowledge that they may have sustained damages, losses, costs or expenses which are presently unknown and unsuspected and that such damages, losses, costs or expenses as may have been sustained may give rise to additional damages, losses, costs or expenses in the future. The Parties hereto further acknowledge that they have negotiated this Agreement taking into account presently unsuspected and unknown Claims, counterclaims, causes of action, damages, losses, costs and expenses, and the Parties hereto voluntarily and with full knowledge of

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its significance, expressly waive and relinquish any and all rights they may have under any state or federal statute, rule or common law principle, in law or equity, relating to limitations on general releases. The Parties voluntarily and with full knowledge of its significance, expressly waive and relinquish any and all rights they may have under any state or federal statute, rule or common law principle, in law or equity, relating to limitations on releases. Specifically, each Party hereby expressly waives any rights it may have under California Civil Code Section 1542 (or any other similar law in any jurisdiction) providing that:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

4.	SETTLEMENT CONSIDERATION

4.1 Payment. In consideration of the rights, licenses and covenants granted in this Agreement by Plaintiff, the representations and warranties of Plaintiff set forth in this Agreement and the dismissal by Plaintiff of the Litigation as to the Defendant, Defendant agrees to the payment provision in Exhibit C.

4.2 Litigation Settlement. This settlement is reflective of a unique stage in the litigation process involving over 250 defendants. This settlement was negotiated to meet the needs of the special master and the court (i.e., judicial efficiency and court congestion), and, in Plaintiff’s view, does not reflect the economic value of the Licensed Patents or the basic damages formula used to calculate such. The Parties agree this is a litigation settlement that is specific to the particular circumstances applicable only to Defendant, including, without limitation, the manner in which it monetizes the accused functionality, and no representation is made that the foregoing consideration represents a reasonable royalty for the infringement alleged in the Litigation.

4.3 Taxes. Plaintiff shall be liable for all federal, state, and local income, sales or other taxes payable with respect to the Settlement Payment.

5.	DISMISSAL OF LITIGATION

5.1 Dismissal. Within five (5) days of Plaintiff’s receipt of the Settlement Payment, the Parties shall cause their respective counsel to execute and file the stipulated motion in the form set forth in Exhibit D requesting that the Court presiding over the Litigation dismiss with prejudice all claims and counterclaims between the Parties in the Litigation. The Parties shall promptly proceed with any and all additional procedures needed to dismiss with prejudice the claims and counterclaims between the Parties in the Litigation.

5.2 Attorneys’ Fees and Costs. The Parties agree that they shall bear their own costs and attorneys’ fees relating to the Litigation and to the negotiation of this Agreement.

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6.	TERM; REMEDIES FOR BREACH.

6.1 Term. The license granted under this Agreement is effective as of the Effective Date and continues until the expiration of the last surviving patent among the Licensed Patents.

6.2 Remedies for Breach.

(a) Damages. If either Party or any Affiliate of either Party or any valid assignee of this Agreement materially breaches any representation, warranty or covenant under this Agreement this Agreement, and fails to cure such breach within thirty (30) days after written notice thereof from the non-breaching Party or an Affiliate of the non-breaching Party, the non-breaching Party may pursue its rights and remedies for breach under this Agreement and applicable law. The licenses, covenants, and releases set forth in Sections 2 and 3 of this Agreement shall continue in full force and effect and shall not be void or voidable by reason of any breach of this Agreement by a Party.

(b) Irreparable Harm Arising from Breach. Notwithstanding the immediately preceding clause (a), the Parties agree that violation of the provisions contained in Sections 7, 8, or 9.3 shall cause a Party to suffer immediate and irreparable harm for which there is no adequate remedy at law. Therefore, the Parties further agree that in the event of a breach of any such Section, the non-breaching Party shall be entitled to preliminary and permanent injunctive relief, in addition to all other remedies available to it at law or in equity.

7.	ASSIGNMENT OF RIGHTS AND OBLIGATIONS.

7.1 Limitations on Assignment by Defendant.

(a) Defendant and/or its Affiliates may not assign (by contract, operation of law or otherwise) its rights under this Agreement without the prior written consent of Plaintiff, which shall not be unreasonably withheld or delayed, and any assignment of such rights without such permission will be void. Notwithstanding the foregoing, however, Defendant and/or its Affiliates may assign its rights under this Agreement, in whole or in part, without Plaintiff’s prior written consent, as follows: (a) in connection with a transaction effected solely for the purposes of changing the form or jurisdiction of organization of Defendant or Defendant’s Affiliate or a reorganization, restructuring, or transaction with Defendant or Defendant’s Affiliates and one or more of their Affiliates where substantially all of the business of the Defendant and one or more Affiliates that were, immediately prior to such transaction, subject to this Agreement remain, immediately after such transaction, subject to this Agreement; or (b) as part of a sale, transfer, or spin-off of all or any portion of its or its Affiliate’s business, provided that any assignment of the covenant not to sue or other rights under this Agreement shall only extend to the Licensed Activities and Products of the Defendant and/or one or more of its

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Affiliates as of the date of the sale, transfer or spin-off and will not extend to any other products, services or activities conducted by an assignee or any of its affiliates, subsidiaries, related entities or related companies prior to, on or after the effective date of the assignment except with respect to the same type of Licensed Activities and Products that were conducted by the Defendant and/or its Affiliates. In such case, this Agreement shall also continue for the benefit of Defendant and its remaining Affiliates. All rights, covenants and licenses granted to a Departing Affiliate under this Agreement prior to its departure shall continue to apply to a Departing Affiliate to the extent of the Departing Affiliate’s pre-departure Licensed Activities and Products as an Affiliate of Defendant, but shall not extend to any activities of any Third Party that acquires such Departing Affiliate or any activities of any Third Party acquired by that Departing Affiliate. For example, if a Search Engine Company acquired a Defendant or one or more of Defendant’s Affiliates, the Search Engine Company would not have any rights or benefits under this Agreement and none of the products, services or activities of the Search Engine Company would be licensed under this agreement, except with respect to the Licensed Activities and Products of the Defendant and one or more of its Affiliates as of the date of the acquisition which would continue to be licensed to the Departing Affiliate. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

7.2 Assignment by Plaintiff Subject to License. Any assignment or transfer of this Agreement or ownership or title to any Licensed Patents or the grant of an exclusive license or other right to enforce all or any part of any of the Licensed Patents by Plaintiff shall be made expressly subject to the assignee’s, transferee’s or exclusive licensee’s prior acceptance of and agreement with all of the terms and conditions of this Agreement. If such assignee, transferee, or exclusive licensee does not agree in writing to be bound by all of the terms and conditions of this Agreement, then such assignment, transfer or exclusive license shall be null and void.

8.	MARKING.

8.1 Duty to Mark. With respect to the Patent in Suit, notwithstanding that Defendant disputes infringement and/or reserves the right to dispute infringement of the Licensed Patents, Defendant agrees, during the term of this Agreement, to mark, where reasonably practicable, any products or services within the definition of Licensed Activities and Products made, used, sold or offered for sale within the United States, or imported into the United States, to the extent the requirements of 35 U.S.C. § 287 are applicable. It shall be considered sufficient for Defendant to place on Defendant’s United States website at www.local.com a notice that certain activities provided via the website may be covered by U.S. Patent 5,930,474. Such notice shall be provided until the earlier of (a) the expiration of such patent, (b) a determination of invalidity of such patent, or (c) upon Plaintiff agreeing in writing that compliance with this section is excused. Nothing contained in this provision shall be deemed an admission that the requirements of 35 U.S.C. § 287 are applicable to such products. Plaintiff represents that it has a good faith understanding that such marking is not in violation of any of the patent laws, including 35 U.S.C. § 292. Defendant shall not be in violation of this Agreement if, in good faith, it

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removes such notice upon being provided notice that the marking provided for under this Section is in violation of 35 U.S.C. § 292, or any other law. Plaintiff shall fully and completely indemnify Defendant and Defendant’s Affiliates for any liability whatsoever (including both liability and attorneys’ fees) in connection with any claim of any kind that the patent marking in this section violates any statute, rule, ordinance, case law or otherwise.

9.	GENERAL PROVISIONS.

9.1 Representations and Warranties.

(a) Plaintiff represents and warrants as of the Effective Date that: (i) the execution of this Agreement by Plaintiff and the performance of its obligations thereunder will not violate any agreement whether oral or written to which Plaintiff is a party; (ii) Plaintiff owns all right, title and interest in and to the Licensed Patents, including the right to sue for past infringement, and has the right to grant releases, licenses and covenants with respect to the Licensed Patents of the full scope set forth herein without payment of any consideration to any Third Party; (iii) it has not assigned or otherwise transferred to any other Person any rights to the Licensed Patents that would prevent Plaintiff from entering into this Agreement; and (iv) the person executing this Agreement on behalf of Plaintiff has the full right and authority to enter into this Agreement on Plaintiff’s behalf; (v) Plaintiff does not own any patents or patent applications other than the Licensed Patents; and (vi) Plaintiff is not aware of any other unexpired patents or patent applications, apart from the Licensed Patents, owned by any entity or person that owns any interest in Plaintiff, or in which Plaintiff owns any interest that could be asserted to be infringed by Defendant or its Affiliates.

(b) Defendant acknowledges, accepts, represents and warrants that it, and the Person executing on its behalf, have the power and authority to enter this Agreement, and bind Defendant to each and every obligation hereof.

(c) Nothing contained in this Agreement shall be construed as:

(i) a warranty or representation by either Party that any Exploitation of products or services by the other Party has infringed or will in the future infringe any claim of any patents;

(ii) an agreement by either Party to bring or prosecute actions or suits against Third Parties for infringement, or conferring any right to the other Party to bring or prosecute actions or suits against Third Parties for infringement;

(iii) conferring any right to a Party to use in advertising, publicity, or otherwise, any trademark, trade name or names of the other Party, or any contraction, abbreviation or simulation thereof without the prior written consent of the other Party;

(iv) conferring by implication, estoppel or otherwise, upon either Party, any right (including a license) under other patents except for the rights expressly granted hereunder;

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(v) an obligation to furnish any technical information or know-how;

(vi) either explicitly or implicitly granting to Microsoft Corporation or Google Inc. a release, covenant not to sue or license under U.S. Patent 5,930,474 or any foreign counterpart thereof; or

(vii) either explicitly or implicitly relieving Microsoft Corporation or Google Inc. from any damages for infringement of US Patent 5,930,474 or any foreign counterpart thereof.

(d) The Licensed Patents are licensed “as is,” without warranties of any kind, and Plaintiff MAKES NO REPRESENTATIONS AND WARRANTIES OF ANY KIND, except as otherwise expressly agreed herein.

9.2 Disclaimer of Reliance.

(a) Each Party, on behalf of itself and its Affiliates and its and their Related Parties (the “Disclaiming Parties”), disclaims any representations, warranties, assurances, conditions, definitions, understandings or any other statement, express, implied, or arising by operation of law, whether oral or written, whether by omission or commission, other than as specifically and expressly set forth herein, between the Disclaiming Parties, on the one hand, and the Non-Reliance Parties, as defined below, on the other hand, relating in any way to (a) the Licensed Patents, including without limitation, the ownership of the Licensed Patents; (b) the Plaintiff, including without limitation, the ownership of Plaintiff; (c) the Disclaiming Parties, including without limitation, the identity or ownership of the Disclaiming Parties, and the availability, ownership, or value to the Non-Reliance Parties of any of their patents or other property; (d) the availability, ownership, or value to the Non-Reliance Parties of any patent or other property of Third Parties, and (e) the subject matter of this Agreement (collectively the “Disclaimed Warranties”).

(b) As a condition precedent to entering this Agreement, each Party, on behalf of itself and its Affiliates and its and their Related Parties (the “Non-Reliance Parties”), acknowledges, accepts, warrants and represents that (i) other than specifically and expressly made herein, no such Disclaimed Warranties were made, and that in any case, it has not relied upon, will not claim that it has relied upon, and hereby disclaims reliance upon any such Disclaimed Warranties; (ii) the Disclaiming Parties are disclaiming such Disclaimed Warranties, other than specifically and expressly made herein; (iii) it and its independent counsel are capable of, and indeed have made to their satisfaction, an independent investigation of any and all matters between Disclaiming Parties, on the one hand, and the Non-Reliance Parties, on the other hand, including without limitation, the subject matter of the Disclaimed Warranties, prior to the execution of this Agreement, and have solely relied upon such investigation and the representations made herein in

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entering this Agreement; (iv) this Agreement embodies the resolution of a contested dispute, and is (absent a breach of this Agreement) intended to end such dispute; (v) Plaintiff and Defendant are not fiduciaries and do not have a confidential relationship; and (vi) the Parties have relied upon each and every term of this Section in entering this Agreement.

(c) For the avoidance of doubt, this Section 9.2 shall not act to expand the licenses, covenants and releases granted Defendant and Defendant’s Affiliates and their respective Related Parties under Sections 2 and 3, including without limitation, by including within such licenses, covenants and releases therein any patent other than the Licensed Patents or any Person other than those expressly provided for under Sections 2 and 3.

(d) Nothing in this Section 9.2 is intended to or shall have the effect of limiting any rights or benefits expressly granted by a Party elsewhere in this Agreement.

9.3 Confidentiality. Except as expressly provided elsewhere in this Agreement, each Party will maintain the terms of this Agreement in confidence and shall not publicize or disclose those terms in any manner whatsoever. Notwithstanding the foregoing, this Agreement may be confidentially disclosed to Affiliates of a Party and to Related Parties of a Party and of any Affiliate of a Party. This Agreement may also be disclosed as follows:

(a) with the prior written consent of the other Party;

(b) to any governmental body having jurisdiction and specifically requiring such disclosure;

(c) in response to a valid subpoena or as otherwise may be required by law; provided however, that the Party subject to such subpoena shall give notice thereof to the other Party and the other Party shall have the right to take steps at such other Party’s own expense to prevent such disclosure, and further provided that the Party subject to such subpoena shall exercise its best efforts to produce this Agreement subject to a protective order under an “Outside Attorneys Eyes Only” or higher confidentiality designation;

(d) for the purposes of disclosure in connection with the Securities and Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and any other reports filed with the Securities and Exchange Commission, or any other filings, reports or disclosures that may be required under applicable laws or regulations;

(e) to a Party’s accountants, legal counsel, tax advisors and other financial and legal advisors, subject to obligations of confidentiality and/or privilege at least as stringent as those contained herein;

(f) to Defendant’s customers and other Third Parties and their legal advisors solely to the extent necessary to assure them that, to the extent provided in this Agreement, their activities with respect to any of the Licensed Activities and Products will not expose them to the threat of litigation or any costs and fees arising therefrom; or

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(g) with obligations of confidentiality at least as stringent as those contained herein, to a counterparty in connection with a proposed merger, acquisition, financing or similar transaction.

9.4 Publicity. No Party will issue a press release or any other announcement regarding this Agreement unless all Parties provide prior consent in writing. The Parties shall direct their representatives not to make any disclosures of the terms of this Agreement. Notwithstanding the foregoing and Section 9.3, upon inquiry either Party may state that the Litigation has been settled and dismissed subject to an agreement between the Parties and that the Licensed Activities and Products are covered by a license under the Licensed Patents.

9.5 Governing Law. This Agreement and matters connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the United States of America and the State of Texas, without reference to conflict of laws principles.

9.6 Jurisdiction. Plaintiff and Defendant agree (a) that all disputes and litigation regarding this Agreement, its construction and matters connected with its performance be subject to the exclusive jurisdiction of the state and federal courts in the Eastern District of Texas (the “Court”), and (b) to submit any disputes, matters of interpretation, or enforcement actions arising with respect to the subject matter of this Agreement exclusively to the Court. The Parties hereby waive any challenge to the jurisdiction or venue of the Court over the matters described in the immediately preceding clauses (a) and (b).

9.7 Sophisticated Parties Represented by Counsel. The Parties each acknowledge, accept, warrant and represent that (i) they are sophisticated Parties represented at all relevant times during the negotiation and execution of this Agreement by counsel of their choice, and that they have executed this Agreement with the consent and on the advice of such independent legal counsel, and (ii) they and their counsel have determined through independent investigation and robust, arm’s-length negotiation that the terms of this Agreement shall exclusively embody and govern the subject matter of this Agreement.

9.8 Bankruptcy. Each Party irrevocably waives all arguments and defenses arising under 11 U.S.C. 365(c)(I) or successor provisions to the effect that applicable law excuses the Party, other than the debtor, from accepting performance from or rendering performance to an entity other than the debtor or debtor in possession as a basis for opposing assumption of the Agreements by the other Party in a case under Chapter II of the Bankruptcy Code to the extent that such consent is required under 11 U.S.C. § 365(c)(I) or any successor statute. Any change of control resulting from any such bankruptcy proceeding shall remain subject to Section 7 above.

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9.9 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be sent by a reliable overnight courier service or by prepaid registered or certified mail, return receipt requested, at the address below or to such other address for which such Party shall give notice hereunder. Such notice shall be deemed to have been given one (1) day after the date of sending if by overnight courier service, or five (5) days after the date of sending by registered or certified mail, return receipt requested, except that notice of change of address shall be effective only upon receipt.

To Plaintiff:

GeoTag, Inc.

Attn: John Veenstra, Chief Executive Officer

2591 Dallas Parkway, Suite 505

Frisco, TX 75034-8564

To Defendant:

Local Corporation

Attn: Scott Reinke, General Counsel

7555 Irvine Center Drive

Irvine, CA 92618

Email: SReinke@local.com

9.10 Severability. If any provision of this Agreement is held to be illegal or unenforceable, such provision shall be limited or eliminated to the minimum extent necessary so that the remainder of this Agreement will continue in full force and effect and be enforceable. The Parties agree to negotiate in good faith to enforce a substitute provision for any invalid or unenforceable provision that most nearly achieves the intent of such provision.

9.11 Entire Agreement. The Parties acknowledge, accept, warrant and represent that (i) this is an enforceable agreement; (ii) this Agreement embodies the entire and only understanding of each of them with respect to the subject matter of the Agreement, and merges, supersedes and cancels all previous representations, warranties, assurances, conditions, definitions, understandings or any other statement, express, implied, or arising by operation of law, whether oral or written, whether by omission or commission between and among them with respect to the subject matter of the Agreement; (iii) no oral explanation or oral information by either Party hereto shall alter the meaning or interpretation of this Agreement; (iv) the terms and conditions of this Agreement may be altered, modified, changed or amended only by a written agreement executed by duly authorized representatives of Plaintiff and Defendant, (v) the language of this Agreement has been approved by counsel for each of them, and shall be construed as a whole according to its fair meaning, (vi) none of the them (nor their respective

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counsel) shall be deemed to be the draftsman of this Agreement in any action which may hereafter arise with respect to the Agreement, and (vii) resort shall not be made to any of the Disclaimed Warranties with respect to any missing terms touching the subject matter of this Agreement in any way.

9.12 Modification; Waiver. No modification or amendment to this Agreement, nor any waiver of any rights, breach or default will be effective unless assented to in writing by the Party to be charged, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.

9.13 Construction. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” The headings in this Agreement will not be referred to in connection with the construction or interpretation of this Agreement.

9.14 Counterparts. This Agreement may be executed in counterparts or duplicate originals, both of which shall be regarded as one and the same instrument, and which shall be the official and governing version in the interpretation of this Agreement. This Agreement may be executed by facsimile (including scanned and emailed) signatures and such signatures shall be deemed to bind each Party as if they were original signatures.

9.15 Duty to Effectuate. The Parties agree to perform any lawful additional acts, including the execution of additional agreements, as are reasonably necessary to effectuate the purposes of this Agreement.

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IN WITNESS WHEREOF, the Parties do hereby execute this Settlement and Patent License Agreement by duly authorized officers as of the Effective Date.

GeoTag, Inc.

By:	/s/ John Veenstra
Name:	John Veenstra
Title:	Chief Executive Officer
Date:	November 11, 2013

Local Corporation

By:	/s/ Heath B. Clarke
Name:	Heath B. Clarke
Title:	Chairman & Chief Executive Officer
Date:	October 25, 2013

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EXHIBIT A: DEFENDANT’S AFFILIATES

Krillion, Inc.

Screamin Media Group, Inc.

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EXHIBIT B: LIST OF LICENSED PATENTS

OF WHICH PLAINTIFF IS AWARE

United States Patent No. 5,930,474

U.S. Patent Application Nos. 11/653,194; 11/731,465; 11/827,400; 11/900,267; and 12/196,051.

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EXHIBIT C: SETTLEMENT PAYMENT

In consideration of the rights, licenses and covenants granted in this Agreement, the representation and warranties of Plaintiff set forth in this Agreement, and the dismissal by Plaintiff of the Litigation as to the Defendants Local Corporation; Dex Media, Inc., successor-in-interest to Dex One Corporation; and hibu, Inc. (the “Arnold Porter Defendants”), the Arnold Porter Defendants in the Litigation collectively agree to pay the Plaintiff the total sum of One Million Eight Hundred Sixty Five Thousand Dollars ($1,865,000.00) (the “Settlement Payment”), by wire transfer to the account specified by Plaintiff below no later than five (5) days after the Effective Date of this Agreement.

Account Name:	GeoTag, Inc.
FEIN#	27-3072934
Bank:	Well Fargo Bank NA 4000 Legacy Dr. Plano, TX, 75024
Beneficiary Account No:	3650929593
Bank Routing No:	111900659
Domestic Wires	121000248
SWIFT Code:	WFBIUS6S

Plaintiff recognizes that three (3) Settlement and Patent License Agreements are being executed, one by each of the Arnold Porter Defendants with Plaintiff. Plaintiff recognizes that this Exhibit C is an Exhibit to each of these three (3) Agreements. Regardless of the fact that this Exhibit C is in each of the three (3) Agreements referenced above, Plaintiff shall not be entitled to more than One Million Eight Hundred Sixty Five Thousand Dollars ($1,865,000.00) in total from Arnold Porter Defendants collectively and the intent of the three (3) separate Agreements is to provide individual Settlement and Patent License Agreements between Plaintiff and each Arnold Porter Defendant for a total payment to Plaintiff by the Arnold Porter Defendants of One Million Eight Hundred Sixty Five Thousand Dollars ($1,865,000.00).

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EXHIBIT D: FORM OF DISMISSAL

STIPULATED MOTION FOR DISMISSAL WITH PREJUDICE

Plaintiff GeoTag Inc. and Defendant Local Corporation, pursuant to FED. R. CIV. P. 41(a)(2) and (c), hereby move for an order dismissing all claims and counterclaims in this action asserted between them WITH PREJUDICE with each Party to bear its own costs, expenses and attorneys’ fees.

ORDER

The Stipulated Motion for Dismissal with Prejudice of all claims and counterclaims asserted between Plaintiff GeoTag Inc. and Defendant Local Corporation, is GRANTED,

It is therefore ORDERED, ADJUDGED AND DECREED that all claims and counterclaims asserted in this suit between Plaintiff GeoTag Inc. and Defendant Local Corporation, are hereby DISMISSED WITH PREJUDICE.

It is further ORDERED that all costs, expenses and attorneys’ fees are to be borne by the party that incurred them.

IT IS SO ORDERED.

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